Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER ENDED MARCH 31, 2010

Los Angeles, CA (April 23, 2010) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported financial results for the quarter ended March 31, 2010.

“I am pleased to see that our year-end actions appear to be bearing fruit. We have returned to profitability, reporting $124,000 of net income for the current quarter. Non-performing loans declined approximately 8% from year-end and we increased our loan loss reserve to approximately 3.2% of outstanding loans.  Our core deposits are up 36% from the same period last year; and we remain very liquid, including a loan to deposits ratio of 85%.  Our capital ratios are strong at 21.62% total risk based capital compared to the regulatory required 10%, with all of our capital being common equity; no preferred stock, no trust preferred stock, no troubled asset relief program (“TARP”) funds, and no other synthetic equity instruments,” stated Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of 1st Century Bancshares, Inc.  “As the country’s economy appears to be starting to recover, we believe we are extremely well positioned to enjoy quality growth for our shareholders and a continued safe environment for our depositors.”

“Core deposit relationships are the foundation of our franchise,” said Jason P. DiNapoli, President and Chief Operating Officer of 1st Century Bancshares, Inc.  “So far in 2010, our sales team has successfully attracted new customer relationships and has demonstrated an ability to grow deposits in any economic environment.  We’re continuing to see opportunities in our market, and community business banks like 1st Century that are focused on relationship banking are filling a void left by both larger financial institutions and failed banks.”

2010 1st Quarter Highlights

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The Bank’s total risk-based capital ratio was 21.62% at March 31, 2010, which is substantially above the regulatory standard of 10.0% for “well-capitalized” financial institutions.  The Bank’s capital does not include any funding received in connection with TARP, which we declined to apply for and participate in, nor other forms of capital, such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

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Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits and savings and money market deposits, were $145.5 million and $133.9 million at March 31, 2010 and December 31, 2009, respectively, representing an increase of $11.6 million, or 8.6%.  At March 31, 2009, total core deposits were $107.0 million, representing an increase during the current period of $38.5 million, or 36.0%, as compared to the prior period.

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Gross loans decreased $9.0 million, or 5.0%, to $172.7 million at March 31, 2010 from $181.7 million at December 31, 2009 due to loan amortization and pay-downs.

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As of March 31, 2010, the allowance for loan losses was $5.5 million, or 3.19% of gross loans, compared to $5.5 million, or 3.01% of gross loans, at December 31, 2009.

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Non-performing loans totaled $9.0 million and $9.8 million at March 31, 2010 and December 31, 2009, respectively.  The decline in non-performing loans was primarily attributable to loan pay-downs received during the current quarterly period.

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Net interest margin improved to 3.96% for the quarter ended March 31, 2010, compared to 3.80% for the quarter ended December 31, 2009.  Net interest margin for the same period last year was 4.39%, representing a decline during the current quarter of 43 basis points, as compared to the prior period.

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For the three months ended March 31, 2010 and 2009, the Company recorded net income of $124,000, or $0.01 per diluted share, and $130,000, or $0.01 per diluted share, respectively.

Capital Adequacy

At March 31, 2010, the Company’s stockholders’ equity totaled $46.8 million compared to $46.3 million at December 31, 2009.  The increase was primarily related to the increase in unrealized gain on our Available for Sale investment portfolio and the net income for the quarter ended March 31, 2010.  At March 31, 2010, the Bank’s total risk-based capital ratio, tier 1 capital ratio, and leverage ratio were 21.62%, 20.35%, and 15.89%, respectively, and were more than double the regulatory requirements for “well-capitalized” financial institutions of 10.00%, 6.00%, and 5.00%, respectively.

Balance Sheet

Total assets decreased 3.1%, or $8.5 million, to $263.6 million at March 31, 2010, from $272.1 million at December 31, 2009. This fluctuation in total assets was primarily attributable to a decrease in gross loans.  Gross loans at March 31, 2010 were $172.7 million, which represents a decrease of $9.0 million, or 5.0%, from $181.7 million at December 31, 2009. This decrease was attributable to loan amortization and pay-downs incurred during the current period.

Total liabilities decreased by $9.0 million to $216.8 million as compared to $225.8 million at December 31, 2009.  This fluctuation was primarily due to a $3.7 million decrease in deposits and a $5.0 million decline in other borrowings.  At March 31, 2010, total deposits were $203.6 million compared to $207.4 million at December 31, 2009, representing a decrease of 1.8% or $3.8 million. This decline was primarily due to a decrease in certificates of deposits of $15.3 million, partially offset by increases in non-interest bearing demand deposits, interest bearing demand deposits and savings and money market deposits of $3.9 million, $3.7 million and $3.9 million, respectively. The decrease in certificates of deposits was primarily attributable to a decrease of $5.0 million in State of California Treasurer’s Office certificates of deposit.  The increase in non-interest bearing, as well as interest bearing demand deposits was the result of our efforts to specifically focus on growing our core deposit franchise.  The decline in other borrowings was related to the maturity and repayment of a $5.0 million long-term borrowing in January 2010.

Credit Quality

Allowance and Provision for Loan Losses

The allowance for loan losses (“ALL”) was $5.5 million, or 3.19% of our total loan portfolio, at March 31, 2010 as compared to $5.5 million, or 3.01% of our total loan portfolio, at December 31, 2009.  We did not record a provision for loan losses during the current period as it was determined that our ALL was adequate to support the known and inherent risk of loss in the loan portfolio, and for specific reserves required as of March 31, 2010.

Non-Performing Assets

Non-performing loans totaled $9.0 million and $9.8 million at March 31, 2010 and December 31, 2009, respectively.  At March 31, 2010, non-accrual loans consisted of six commercial loans totaling $2.5 million, two real estate-commercial mortgage loans totaling $5.7 million, and two real estate-residential mortgage loans totaling $845,000.   As a percentage of our total loan portfolio, the amount of non-performing loans was 5.21% and 5.40% at March 31, 2010 and December 31, 2009, respectively.

“Despite the measured improvements in the economy, we’re continuing to focus resources on closely monitoring our loan portfolio and diligently working with borrowers to expeditiously resolve any remaining credit issues,” said Jason P. DiNapoli, President and Chief Operating Officer of 1st Century Bancshares, Inc.  “Our policy in regards to credit has been consistent through this cycle as we continue to maintain a direct approach that enables us to deal candidly with any lending relationship that has a possible negative outlook.”

Net Interest Income and Margin

For the quarter ended March 31, 2010, average interest-earning assets were $253.9 million, generating net interest income of $2.5 million. For the quarter ended March 31, 2009, average interest-earning assets were $254.7 million, generating net interest income of $2.8 million.

The Company’s net interest margin for the quarter ended March 31, 2010 was 3.96% compared to 3.80% for the quarter ended December 31, 2009.  This 16 basis point improvement was primarily attributable to a 7 basis point increase in our loan yield and a 12 basis point decline in our cost of funds.  The increase in our loan yield was primarily related to a decline in the average balance of non-performing loans.  The accrual of interest has been suspended on all of our non-performing loans.

Net interest margin for the same period last year was 4.39%.  The decline of 43 basis points in net interest margin during the current quarter as compared to the same period last year was primarily due to a decrease in yield on earning assets of 51 basis points, partially offset by a 5 basis point decline in the cost of interest bearing deposits and borrowings.  The decrease in yield on earning assets was primarily the result of an increase in the average balance of lower yielding interest earning deposits at other financial institutions.  For the quarter ended March 31, 2010 and 2009, the average balance of interest bearing deposits at other financial institutions was $28.5 million and $119,000, respectively.  During the three months ended March 31, 2010, the cost of interest bearing deposits and other borrowings declined by 5 basis points compared to the same period last year.  This decrease was primarily attributable to the cost of our certificates of deposits declining by 25 basis points during the period, as these deposits repriced to lower current market interest rates, partially offset by the cost of money market deposits increasing by 8 basis points.

“During the quarter, we continued to maintain an elevated level of lower yielding liquid assets on our balance sheet.  Although this strategy may have a negative impact our current net interest margin, we continue to consider this is a prudent approach given the current economic environment, allowing us great flexibility as the economy recovers,” stated Mr. DiNapoli.

Non-Interest Income

Non-interest income was $229,000 for the quarter ended March 31, 2010 compared to $217,000 for the quarter ended March December 31, 2009.  Non-interest income primarily consists of loan arrangement fees, loan syndication fees, service charges and fees on deposit accounts, as well as other operating income, which mainly consists of wire transfer fees.

Non-Interest Expense

Non-interest expense was $2.6 million for the quarter ended March 31, 2010 compared to $2.5 million for the quarter ended March 31, 2009, representing an increase of $96,000, or 3.9%.  Compensation and benefits increased $72,000, or 5.4%, to $1.4 million for the three months ended March 31, 2010 from $1.3 million for the three months ended March 31, 2009.  FDIC assessments increased $31,000 to $91,000 for the three months ended March 31, 2010 compared to $60,000 for the three months ended March 31, 2009.  This increase was primarily due to an increase in the FDIC assessment rate and an increase in deposits as compared to March 31, 2009.

Income Tax Provision

During the three months ended March 31, 2010, we did not record an income tax provision related to our pretax earnings because of our cumulative losses since inception.  Tax expense that would normally arise because of the Company’s earnings in the first quarter of 2010 is not recorded because it is offset by a reduction in the valuation allowance on the Company’s deferred tax asset.  The income tax provision for the three months ended March 31, 2009 was $84,000 and resulted in an effective tax rate of 39.3%.

Net Income

For the three months ended March 31, 2010 and 2009, the Company recorded net income of $124,000, or $0.01 per diluted share, and $130,000, or $0.01 per diluted share, respectively.  The decline in net income during the current period compared to the same period last year was primarily due to a $279,000 decrease in net interest income and a $96,000 increase in total non-interest expenses.  These items were partially offset by a $273,000 decrease in provision for loan losses and an $84,000 decrease in income tax provision.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the Nasdaq Capital Market under the symbol “FCTY.”  The Company’s wholly owned subsidiary, 1st Century Bank, N.A., is a full service business bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is serving small, community bank relationships with big bank technologies and services.  The Company maintains a website at www.1stcenturybank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a continuing decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation; and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except share data):

	March 31, 2010	December 31, 2009	March 31, 2009
Balance Sheet Results:	(unaudited)		(unaudited)

Total Assets	$263,624	$272,128	$259,730
Gross Loans	$172,666	$181,708	$200,666
Allowance for Loan Losses ("ALL")	$5,502	$5,478	$4,294
ALL to Gross Loans	3.19%	3.01%	2.14%
Year-To-Date ("YTD") Net (Recoveries) Charge-Offs to YTD Average Gross Loans*	-0.06%	3.00%	2.31%
Non-Performing Assets	$9,002	$9,810	$4,803
Non-Interest Bearing Demand Deposits	$71,761	$67,828	$48,635
Interest Bearing Demand Deposits	$23,538	$19,874	$9,855
Savings and Money Market Deposits	$50,159	$46,240	$48,470
Certificates of Deposits	$58,169	$73,432	$56,222
Total Deposits	$203,627	$207,374	$163,182
Total Stockholders' Equity	$46,791	$46,320	$55,459
Gross Loans to Deposits	84.80%	87.62%	122.97%
Equity to Assets	17.75%	17.02%	21.35%
Ending Shares Outstanding, excluding Treasury Stock	9,218,269	9,219,399	9,476,106
Ending Book Value Per Share	$5.08	$5.02	$5.85

	Three Months Ended March 31,
Quarterly Operating Results (unaudited):	2010	2009

Net Interest Income	$2,478	$2,757
Provision for Loan Losses	$-	$273
Non-Interest Income	$229	$217
Non-Interest Expense	$2,583	$2,487
Income Before Taxes	$124	$214
Income Tax Provision	$-	$84
Net Income	$124	$130
Basic Earnings per Share	$0.01	$0.01
Diluted Earnings per Share	$0.01	$0.01
Quarterly Return on Average Assets*	0.19%	0.20%
Quarterly Return on Average Equity*	1.08%	0.93%
Quarterly Net Interest Margin*	3.96%	4.39%

*Percentages are reported on an annualized basis.